Exhibit 99.1

For Immediate Release

AFFINIA GROUP ANNOUNCES HIGHER SALES AND GROSS PROFIT

FOR FISCAL YEAR 2008

ANN ARBOR, MICHIGAN, March 5, 2009 – Affinia Group Inc., a global leader in the on- and off-highway replacement products and service industry, today reported its financial results for the fourth quarter and full year ended December 31, 2008.

2008 Year End

For the fiscal year 2008, net sales were $2.178 billion, as compared to $2.138 billion for 2007. The $40 million increase in net sales was primarily a result of currency translation gains of $54 million, largely attributable to a stronger Brazilian Real and Polish Zloty.

Commercial Distribution South America products, comprised primarily of Brazilian operations, experienced a $67 million increase in net sales, of which $29 million was due to currency translation. Brake North America and Asia, Filtration and Chassis products combined net sales were $12 million lower in 2008 compared with 2007. 2008 net sales in the Commercial Distribution European and Brake South America segments were $18 million and $4 million lower respectively, compared with the same period in 2007. Eliminations and other resulted in a net sales increase of $7 million for the full year 2008 as compared with 2007.

Gross profit for 2008 increased to $401 million, as compared to $379 million for the same period in 2007. Gross profit margin remained constant year over year at 18 percent. Although benefits continued to be realized as a result of the company’s on-going comprehensive restructuring program, these savings were offset by higher freight and commodity costs.

Thomas Madden, Affinia’s Senior Vice President and Chief Financial Officer, stated, “Despite soft market conditions and the economic headwinds facing not only the aftermarket, but the economy in general, we are pleased to report an improvement in net sales and margin stability. Our year over year results continue to reflect the benefits we are realizing as a result of the comprehensive restructuring program and our relentless focus on all aspects of our cost structure.”

Selling, general and administrative expenses for fiscal year 2008 remained unchanged year over year at $325 million. As a percentage of sales selling, general and administrative expenses decreased to 14.9 percent from 15.2 percent in 2007. Reductions in advertising and selling expenses were offset in part by an increase in restructuring expenses resulting from the company’s ongoing comprehensive restructuring program.

Net loss for the year ended December 31, 2008 was $3 million, a decrease of $9 million over the same time period in 2007. The lower net income was a result of a one time monetization of a general unsecured nonpriority claim against Dana Corporation which resulted in a reduction to operating expense of approximately $15 million in 2007, along with an $11 million increase in tax provision and an $8 million reduction in other income due to translation losses. These factors were largely offset by a $22 million improvement in gross profit.

Total debt outstanding as of December 31, 2008 was $622 million, compared with $597 million at year ended December 31, 2007. The increase in debt outstanding was entirely a result of the acquisition of Longkou Haimeng Machinery Co., Ltd. which had $25 million of total debt outstanding at December 31, 2008. No amounts were outstanding under the Company’s receivables securitization program at December 31, 2008 and the Company had no borrowings outstanding on its $125 million revolving credit facility. As of December 31, 2008 Affinia had $77 million of cash and the company continued to be in compliance with all covenants in its senior credit agreement including financial covenants in relation to a leverage ratio, cash interest expense ratio and a maximum annual capital expenditure.

Terry McCormack, Affinia Group’s President and Chief Executive Officer stated, “Although the economic climate and credit markets are currently filled with uncertainty, we have continued to transform our company into a world class global manufacturer and distributor. Our successes in 2008 include the acquisition of Haimeng, one of the world’s largest manufacturers of brake drums and rotors. Additionally, the launch of our joint venture in India will continue to keep us competitive in brake friction products. We believe that these actions, along with the numerous restructuring initiatives we have taken since we launched our transformation in December 2005, have enabled us to remain competitive through this difficult economic environment. We continue to closely monitor the potential impact of macro economic factors on our company and, in direct response to the deepening global recession, we made operational changes in the fourth quarter including implementing layoffs and wage freezes, along with postponing, for all US employees, 401K basic and matching contributions. These are unprecedented times across all sectors of the economy; however, our aftermarket industry and our company are well positioned to weather this economic storm.”

Fourth Quarter

For the fourth quarter 2008, net sales were $465 million, as compared to $521 million for the fourth quarter of 2007. As a result of the recessionary global economic climate and the strengthening of the US Dollar in the fourth quarter, sales decreased throughout the company.

Gross profit for the fourth quarter of 2008 was $88 million or 18.9 percent of sales compared to $87 million, or 16.7 percent of sales, for the fourth quarter of 2007. The improvement in the gross profit margin was attributable to the ongoing cost benefits realized from the company’s comprehensive restructuring program.

Selling, general and administrative expenses for the fourth quarter of 2008 were $64 million, or 13.8 percent of sales, as compared to $85 million, or 16.3 percent of sales for the same period in 2007. The reduction was primarily a result of reduced payroll, advertising and other selling and administrative costs, necessitated by the reduced revenue in the period.

Net income for the fourth quarter of 2008 was $2 million, compared to net income of $1 million for the fourth quarter of 2007. The $1 million increase in net income was mainly attributable to a $6 million reduction in other income, due to translation losses, and a one time monetization of a general unsecured nonpriority claim against Dana Corporation which resulted in a reduction to operating expense of approximately $15 million in the fourth quarter of 2007. These factors were mostly offset by a $21 million reduction in selling, general and administrative expenses as compared with the same period in 2007.

Conference Call

Affinia Group will hold a conference call to discuss its results on Friday, March 6, 2009 at 11:00 a.m. Eastern Time.

Prior to the conference call, Affinia’s full-text financial results and a copy of the slide presentation will be available for downloading from Affinia’s web site: www.affiniagroup.com.

To participate in the call, please dial (866) 257-8908 within the United States and Canada or (706) 758-9895 for international callers and reference conference ID # 85083651. A replay of the call will be available shortly after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 85083651.

Affinia Group Inc. is a global leader in the on- and off-highway replacement products and service industries. In North America the Affinia family of brands includes WIX® filters, Raybestos®, AIMCO® and BrakePro® brake products, and McQuay-Norris® and Raybestos™ Chassis parts. South American and European brands include Nakata®, Filtron®, Urba® and Quinton Hazell®. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved.

With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: the impact of the recent turmoil in the financial markets on the availability and cost of credit; financial viability of key customers and key suppliers; our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy; our ability to achieve cost savings from our restructuring; increased costs in imported products from low cost sources; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations;

risk of impairment to intangibles and goodwill; risk of successful refinancing if required; non-performance by, or insolvency of, our suppliers or our customers; work stoppages or similar difficulties that could significantly disrupt our operations, and other labor disputes; challenges to our intellectual property portfolio; changes in accounting standards that impact our financial statements; difficulties in developing, maintaining or upgrading information technology systems; the adequacy of our capital resources for future acquisitions; our ability to successfully combine our operations with any businesses we have acquired or may acquire; effective tax rates and timing and amounts of tax payments; and our exposure to a recession. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements apply only as of the date of this news release and the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after such date.

###

4